EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 2, 2015 (except for Note 3, as to which the date is June 16, 2015), included in the registration statement dated July 2, 2015 on Form S-4 of Fona, Inc. with respect to the balance sheets of Evolutionary Genomics, Inc. as of December 31, 2014 and 2013, and the related statements of income, stockholders’ equity, and cash flows, for each of the years in the two-year period ended December 31, 2014. We also consent to the reference of our firm under the caption “experts” in this registration statement.

EKS&H LLLP

July 2, 2015

Boulder, Colorado